EXHIBIT 99.1
Contact: Insignia Systems, Inc. Kristine Glancy, CEO (763) 392-6200

 FOR IMMEDIATE RELEASE

INSIGNIA SYSTEMS, INC. ANNOUNCES
FOURTH QUARTER AND FULL YEAR 2019 FINANCIAL RESULTS

MINNEAPOLIS, MN – March 5, 2020 – Insignia Systems, Inc. (Nasdaq: ISIG) (“Insignia”) today reported financial results for the fourth quarter (“Q4”) and the full year ended December 31, 2019.

Overview
●
Q4 2019 net sales decreased 22.2% to $6.3 million from $8.1 million in Q4 2018
●
2019 net sales were $22.0 million, a decrease of 33.9% from $33.2 million in 2018.
●
Q4 and full year 2019 results both reflect the impact of a $2.0 million impairment loss triggered primarily by the fact that our market capitalization was below the book value of our assets coupled with the aggregate impact of recent losses.
●
Q4 2019 operating loss was $2.5 million compared to operating income of $0.5 million in Q4 2018.
●
2019 operating loss was $5.6 million compared to operating income of $1.8 million in 2018.
●
Q4 2019 net loss was $2.5 million, or $0.21 per basic and diluted share, compared to net income of $0.4 million, or $0.04 per basic and diluted share in Q4 2018.
●
2019 net loss was $5.0 million, or $0.42 per basic and diluted share, compared to net income of $1.4 million, or $0.12 per basic and diluted share in 2018.

Insignia’s President and CEO, Kristine Glancy, commented, “While our Q4 2019 results show a significant decline versus Q4 2018, the 22% decline in Q4 2019 revenue was an improvement from the 38% cumulative sales decline over the first three quarters of 2019. Competitive pressures remain in our core in-store signage solutions. However, we continue to find innovative ways to work with our customers to help them convert sales and get discovered. CPG manufacturers continue to invest in their new products, giving us optimism that our product portfolio is relevant to our clients. While we are still building awareness around our mobile solution; we are pleased by the higher than average industry and category results our platform has delivered for our clients. Our focus on product portfolio diversification delivered strong results in 2019, with our Non-POPS revenue growing $2,936,000, or 53% versus full-year 2018. We remain committed to further refining, and enhancing our solutions and broadening our retailer partnerships to support our CPG clients. I am proud of our team for their resiliency, commitment and authenticity in partnering with our clients to deliver what they need, when they need it and how they want it executed.”

Ms. Glancy continued, “Our disappointing recent financial results are a reflection of the competitive pressures impacting our POPS solution and the challenges of reshaping our product portfolio. We recorded a $2.0 million non-cash impairment loss in Q4 2019, primarily as a result of these challenges and the fact that our market capitalization was below the book value of our assets coupled with the aggregate impact of recent losses. We believe the impairment charge is not a reflection of Insignia’s long term opportunities. As we move forward, we intend to focus on growing our top line, look to gain efficiencies in our innovation solutions and our overall cost structure, and manage our working capital. Our ending 2019 balance sheet reflects $7.5 million of cash and $11.4 million of working capital, which provides the necessary resources to execute our strategy and fund our pending legal proceedings. In the fourth quarter 2019, our operational use of cash was $0.2 million as compared to $2.1 million in the first nine months of 2019. We remain confident in our product evolution, our team and our ability to serve our clients.”

Q4 2019 Results
Net sales decreased 22.2% to $6,318,000 in Q4 2019, from $8,117,000 in Q4 2018, primarily due to a decrease in POPS solution revenue. The number of signs placed and average price per sign both decreased, due to the absence of a significant retailer from our network in Q4 2019 as a result of competitive pressures, and the completion of a non-recurring favorable CPG contract. Q4 2019 net sales were positively impacted by an 80.1% increase in innovation solutions revenue compared to Q4 2018.

Gross profit in Q4 2019 decreased to $1,596,000, or 25.3% of net sales, from $3,247,000, or 40.0% of net sales, in Q4 2018. The decrease in gross profit was primarily due to a decrease in POPS solution sales as our gross profit is highly dependent on sales levels due to the relatively fixed nature of a portion of our payments to retailers, combined with the decrease in average price per sign due to the completion of a non-recurring favorable contract, partially offset by an increase in revenue and profitability from innovation solutions.

Selling expenses in Q4 2019 were $654,000, or 10.4% of net sales, compared to $899,000, or 11.1% of net sales, in Q4 2018 due to reduced variable staff related expenses.

Marketing expenses in Q4 2019 were $585,000, or 9.3% of net sales, compared to $801,000, or 9.9% of net sales, in Q4 2018. Decreased marketing expense was primarily the result of decreased staffing and variable staff related expenses, partially offset by increased consulting expenses.

General and administrative expenses in Q4 2019 were $881,000, or 13.9% of net sales, compared to $1,046,000, or 12.9% of net sales, in Q4 2018 due to lower variable staff related expenses.

We recorded a non-cash $2,014,000 impairment relating to long-lived assets in Q4 2019, primarily as a result of a re-valuation of long-lived assets triggered by a higher book value of our assets compared to our market capitalization.

Income tax for Q4 2019 was 2.0% of pretax loss, or a benefit of $50,000, compared to income tax expense of 22.7% of pretax income, or $119,000, in Q4 2018.

As a result of the items above, the net loss for Q4 2019 was $2,459,000, or $0.21 per basic and diluted share, compared to a net income of $406,000, or $0.04 per basic and diluted share, in Q4 2018.

As of December 31, 2019, cash and cash equivalents totaled $7.5 million, compared to $10.2 million as of December 31, 2018.

About Insignia Systems, Inc.
Insignia Systems, Inc. sells product solutions ranging from in-store to digital advertising. Consumer-packaged goods (CPG) manufacturers and retailers across the country rely on our deep expertise in the dynamic retail environment to provide a full suite of shopper engagement solutions.

For additional information, contact (800) 874-4648, or visit the Insignia website at www.insigniasystems.com
Investor inquiries can be submitted to investorrelations@insigniasystems.com.

Cautionary Statement for the Purpose of Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

Statements in this press release that are not statements of historical or current facts are considered forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. The words “anticipate,” “continue,” “expect,” “intend,” “remain,” “seek,” “will” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these or any forward-looking statements, which speak only as of the date of this press release. Statements made in this press release regarding, for instance, anticipated future profitability, future service revenues, innovation and transformation of Insignia’s business are forward-looking statements. These forward-looking statements are based on current information, which we have assessed and which by its nature is dynamic and subject to rapid and even abrupt changes. As such, actual results may differ materially from the results or performance expressed or implied by such forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors, including those set forth in our Annual Report on Form 10-K for the year ended December 31, 2018 and additional risks, if any, identified in our Quarterly Reports on Form 10-Q and our Current Reports on Forms 8-K filed with the SEC. Such forward-looking statements should be read in conjunction with Insignia's filings with the SEC. Insignia assumes no responsibility to update the forward-looking statements contained in this press release or the reasons why actual results would differ from those anticipated in any such forward-looking statement, other than as required by law.

Insignia Systems, Inc.
STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018

Net sales	$6,318,000	$8,117,000	$21,954,000	$33,236,000
Cost of sales	4,722,000	4,870,000	17,193,000	20,675,000
Gross profit	1,596,000	3,247,000	4,761,000	12,561,000
Operating expenses:
Selling	654,000	899,000	2,658,000	3,429,000
Marketing	585,000	801,000	2,394,000	2,674,000
General and administrative	881,000	1,046,000	3,324,000	4,626,000
Impairment loss	2,014,000	-	2,014,000	-

Operating income (loss)	(2,538,000)	501,000	(5,629,000)	1,832,000
Other income, net	29,000	24,000	142,000	51,000

Income (loss) before taxes	(2,509,000)	525,000	(5,487,000)	1,883,000
Income tax expense (benefit)	(50,000)	119,000	(466,000)	484,000

Net income (loss)	$(2,459,000)	$406,000	$(5,021,000)	$1,399,000

Net income (loss) per share:
Basic	$(0.21)	$0.04	$(0.42)	$0.12
Diluted	$(0.21)	$0.04	$(0.42)	$0.12

Shares used in calculation of net income (loss) per share:
Basic	12,034,000	11,751,000	11,941,000	11,776,000
Diluted	12,034,000	11,958,000	11,941,000	12,007,000

SELECTED BALANCE SHEET DATA
(Unaudited)

	December 31,	December 31,
	2019	2018

Cash and cash equivalents	$7,510,000	$10,160,000
Working capital	11,395,000	13,351,000
Total assets	16,990,000	23,953,000
Total liabilities	5,196,000	7,633,000
Shareholders' equity	11,794,000	16,320,000

Working capital represents current assets less current liabilities.